Exhibit 99.1

Unum Group Reports Third Quarter 2008 Results

Continued Strong Performance across All Core Segments

Strong Capital Position Maintained

Group Disability Benefit Ratio Continues to Trend Downward

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--October 30, 2008--Unum Group (NYSE: UNM) today announced its results for the third quarter of 2008. The Company reported net income of $108.0 million ($0.32 per diluted common share) in the third quarter of 2008, compared to a net income of $187.0 million ($0.52 per diluted common share) in the third quarter of 2007.

Included in the results for the third quarter of 2008 are net realized after-tax investment losses of $108.9 million ($0.32 per diluted common share), compared to net realized after-tax investment losses of $30.0 million ($0.08 per diluted common share) in the third quarter of 2007. Net realized investment losses for the third quarter of 2008 include after-tax losses of $44.1 million ($0.13 per diluted common share) related to changes in the fair values of the embedded derivatives in certain modified coinsurance contracts. Changes in the fair values of certain embedded derivatives are reported as realized investment gains and losses, as required under the provisions of Statement of Financial Accounting Standards No. 133 Implementation Issue B36 (DIG Issue B36), Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposure That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor Under Those Instruments. The DIG Issue B36 loss reported for the third quarter of 2008 resulted primarily from a continued widening of credit spreads in the overall investment market. Excluding these losses, net realized after-tax investment losses related to sales and write-downs of assets were $64.8 million ($0.19 per diluted common share) in the third quarter of 2008. As stated in the Company’s preliminary earnings announcement, approximately 94 percent of the losses associated with sales and write-downs of assets were attributable to holdings in Lehman Brothers, AIG, and an equity-linked investment tied to the performance of the S&P 500.

Adjusting for the items discussed above, income on an after-tax basis was $216.9 million ($0.64 per diluted common share) in the third quarter of 2008, compared to $217.0 million ($0.60 per diluted common share) in the third quarter of 2007.

“I am pleased with our operating results and the quality of our balance sheet in what is obviously a very uncertain economic and financial market environment,” said Thomas R. Watjen, president and chief executive officer. “We are benefiting from the more disciplined strategy we have pursued over the past few years, a strategy that our people have executed extremely well. While the environment poses some unusual challenges, our more diversified business mix and the strength of our investment portfolio and capital position should continue to serve us well.”

RESULTS BY SEGMENT

In the following discussions of the Company’s operating segment results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

Unum US Segment

Unum US reported operating income of $175.9 million in the third quarter of 2008, compared to operating income of $164.3 million in the third quarter of 2007. Premium income declined 1.3 percent to $1,239.1 million in the third quarter of 2008, from $1,255.3 million in the third quarter of 2007.

Within Unum US, the group disability line of business reported operating income of $53.5 million in the third quarter of 2008, compared to operating income of $50.4 million in the third quarter of 2007. The benefit ratio for this line in the third quarter of 2008 was 89.3 percent, compared to 92.1 percent in the third quarter of 2007. Improvement in the ratio resulted from a higher rate of claim recoveries in group long-term disability and lower paid claims in group short-term disability. Underlying the favorable risk trends, improvements in the claims management process, implemented in prior periods, have continued to enhance efficiency in benefit center performance, contributing to benefit ratio results. Premium income for the group disability line declined 5.2 percent to $562.4 million in the third quarter of 2008, compared to $593.3 million in the third quarter of 2007. The decline continues to be attributable to the Company’s disciplined approach to pricing, renewals, and risk selection. Sales of fully insured group long-term disability products increased by 31.4 percent to $31.4 million in the third quarter of 2008, compared to $23.9 million in the third quarter of 2007. Sales of fully insured group short-term disability products increased by 25.9 percent to $10.7 million in the third quarter of 2008, compared to $8.5 million in the third quarter of 2007. Premium persistency in the group long-term disability line of business was 87.9 percent through the third quarter of 2008, compared to 84.9 percent in the first nine months of 2007. Case persistency for this line was 89.3 percent for the first nine months of 2008, compared to 88.1 percent for the comparable year ago period. Premium persistency in the group short-term disability line of business was 82.1 percent for the first nine months of 2008, compared to 75.5 percent for the comparable period in 2007. Case persistency for the line was 88.1 percent for the first nine months of 2008, compared to 87.1 percent in the first nine months of 2007.

The group life and accidental death and dismemberment line of business reported a 9.4 percent decrease in operating income to $50.9 million in the third quarter of 2008, compared to $56.2 million in the third quarter of 2007. Premium income for this line of business declined 3.0 percent to $300.3 million in the third quarter of 2008, compared to $309.6 million in the third quarter of 2007, continuing to reflect the Company’s ongoing disciplined approach to pricing, renewals, and risk selection. Sales of group life products in the third quarter of 2008 declined 1.2 percent to $17.1 million, compared to $17.3 million in the third quarter of 2007. Premium persistency in the group life line of business was 84.3 percent for the first nine months of 2008, compared to 79.3 percent for the comparable period in 2007. Case persistency for the first nine months of 2008 was 88.9 percent and for the comparable period in 2007 was 87.2 percent.

The Unum US supplemental and voluntary lines of business reported a 23.9 percent increase in operating income to $71.5 million in the third quarter of 2008, compared to $57.7 million in the third quarter of 2007. Premium income for supplemental and voluntary lines increased 6.8 percent to $376.4 million in the third quarter of 2008, compared to $352.4 million in the third quarter of 2007. Sales in the voluntary benefits line of business increased 13.1 percent in the third quarter of 2008, and sales in the individual disability – recently issued line decreased 0.7 percent. Long-term care sales decreased 31.7 percent compared with the year ago quarter, reflecting the Company’s strategy to de-emphasize sales of individual long-term care policies.

Unum UK Segment

Unum UK reported operating income of $96.1 million in the third quarter of 2008, a 4.9 percent decrease, compared to $101.0 million in the third quarter of 2007. In local currency, operating income for the third quarter of 2008 increased 1.8 percent to £50.9 million from £50.0 million in the third quarter of 2007. Reported results for the current quarter were adversely impacted by weakening foreign currency exchange rates, reflecting a stronger dollar.

Operating income benefited from a decline in the benefit ratio to 52.4 percent in the third quarter of 2008, compared to 53.3 percent in the third quarter of 2007. The lower benefit ratio for the current quarter was primarily the result of favorable claims experience in the long-term disability and group life lines. Also included in the third quarter results for both 2008 and 2007 is an adjustment to long-term assumptions for claim reserves due to emerging experience and the Company’s view of future events. The adjustment increased third quarter of 2008 operating income by $10.4 million, or £5.5 million in local currency; the reserve adjustment in the third quarter of 2007 resulted in an increase of $16.6 million, or £8.2 million in local currency. Premium income decreased 9.2 percent to $224.7 million in the third quarter of 2008, compared to $247.6 million in the third quarter of 2007. In local currency, premium income decreased 3.1 percent to £118.6 million in the third quarter of 2008, compared to £122.4 million in the third quarter of 2007. Premium persistency in the group long-term disability line of business was 87.0 percent for the first nine months of 2008, compared to 88.0 percent for the comparable period in 2007. Premium persistency in the group life line of business was 74.8 percent for the first nine months of 2008, compared to 71.0 percent for the comparable period in 2007. Sales increased 3.2 percent to $22.9 million in the third quarter of 2008, compared to $22.2 million in the third quarter of 2007. In local currency, sales for the third quarter of 2008 increased 9.1 percent to £12.0 million, compared to £11.0 million in the third quarter of 2007.

Colonial Life Segment

Colonial Life reported a 5.9 percent increase in operating income to $66.2 million in the third quarter of 2008, compared to $62.5 million in the third quarter of 2007. Results in the third quarter of 2008 were driven by favorable claims experience in the accident, sickness, and disability line which offset unfavorable claims experience in the life and cancer and critical illness lines. The benefit ratio in the third quarter of 2008 was 47.5 percent, compared to 48.6 percent for the same period in 2007. Premium income for the third quarter of 2008 increased to $245.2 million, compared to $227.0 million in the third quarter of 2007. Sales increased 1.9 percent to $75.9 million in the third quarter of 2008 from $74.5 million in the third quarter of 2007. New accounts increased 16.8 percent in the third quarter of 2008 compared to the third quarter of 2007. Average weekly producers increased 6.2 percent in the third quarter of 2008 compared to the third quarter of 2007, while average weekly premium per agent decreased 4.1 percent.

Individual Disability – Closed Block Segment

The Individual Disability – Closed Block segment reported operating income of $14.2 million in the third quarter of 2008, compared to $29.4 million in the third quarter of 2007. The interest adjusted loss ratio for the segment was 89.2 percent in the third quarter of 2008, compared to 92.4 percent in the prior year third quarter, reflecting favorable risk experience in the quarter. Net investment income for the segment declined 9.8 percent, to $192.7 million in the third quarter of 2008 from $213.6 million in the third quarter of 2007, primarily due to a lower level of assets. During the fourth quarter of 2007, in conjunction with the securitization transaction for this block of business, the Company released excess statutory capital supporting this block of business, with a resulting decrease in net investment income due to the lower asset levels needed to support the allocated capital. This segment also had lower bond call premiums in the third quarter of 2008 relative to the third quarter of 2007. Expenses in the segment were higher reflecting $4.7 million of litigation related expenses in the third quarter of 2008.

Other Segment

The Other segment reported operating income of $3.5 million in the third quarter of 2008, compared to $3.6 million in the third quarter of 2007.

Corporate Segment

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $30.3 million in the third quarter of 2008, compared to a loss of $35.7 million in the third quarter of 2007. Interest and debt expense in the third quarter of 2008 was $37.2 million, compared to $43.9 million in the third quarter of 2007.

OTHER INFORMATION

Shares Outstanding

The Company’s average number of shares outstanding, assuming dilution was 337.9 million for the third quarter of 2008, compared to 360.9 million for the third quarter of 2007. The share count at the end of the third quarter of 2008 was 333.1 million. Shares outstanding for the quarter reflect the repurchase of 12.5 million shares which were repurchased as a result of a previously announced $350 million accelerated share repurchase agreement. The final settlement occurred during October 2008, with the price adjustment resulting in the delivery to the Company of approximately 2.0 million additional shares of its common stock, for a total repurchase of 14.5 million shares. The Company has no further open authorizations for share repurchase and has fully exercised the $700 million authorization established in 2007. The Company expects to discuss its capital management plans for 2009 at its investor presentation in New York City scheduled for November 11, 2008.

Book Value

Book value per common share as of September 30, 2008 was $20.22, compared to $21.70 at September 30, 2007. Excluding net unrealized gains and losses on securities and the net gain on cash flow hedges, book value per common share at September 30, 2008 was $21.46, compared to $20.36 at September 30, 2007.

OUTLOOK

The Company is maintaining its previously stated guidance for full-year 2008 operating earnings per share of $2.46 to $2.51 per diluted common share and expects to report full year results toward the upper end of the range. The Company expects operating earnings in the fourth quarter of 2008 to be negatively impacted by lower miscellaneous net investment income from a decrease in bond call premiums and the recent decline in value of the British Pound.

CONFERENCE CALL INFORMATION

Unum Group senior management will host a conference call on Friday, October 31, 2008 at 9:00 a.m. (EST) to discuss the results of operations for the third quarter. Included in the discussion will be forward-looking information, such as guidance on future results and trends in operations, as well as other material information.

The dial-in number for the conference call is (866) 409-1563 for U.S. and Canada. For International, the dial-in number is (913) 312-0960. A live webcast of the call will also be available at www.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast fifteen minutes prior to the start of the call. A replay of the call will be available on the Company’s website through Friday, November 7. In conjunction with the Company’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2008 will be available on the “Investors” section of the Company’s website.

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. The Company believes operating income or loss, excluding realized investment gains and losses, which are recurring, is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains and losses are primarily dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. The Company believes book value per common share excluding unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, is an important measure. For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability insurance in the United States and the United Kingdom.

SAFE HARBOR STATEMENT

Statements in this press release that are not historical facts, such as the Company’s earnings per share guidance, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such matters as general economic or business conditions, particularly the current financial market disruptions and deteriorating economic conditions; events or consequences relating to terrorism, acts of war and catastrophes, including natural and man-made disasters; competitive factors, including pricing pressures; legislative, regulatory, accounting, or tax law changes; and the interest rate environment. More specifically, they include liquidity and the availability and cost of capital, fluctuations in insurance reserve liabilities; changes in projected new sales and renewals; variations between projections and actual experience in persistency rates, incidence and recovery rates, pricing and underwriting; retained risks in the Company’s reinsurance operations; availability and cost of reinsurance; the level and results of litigation, rating agency actions, and regulatory actions and investigations; negative media attention; changes in assumptions relating to deferred acquisition costs, value of business acquired, or goodwill; the level of pension benefit costs and funding; investment results, including credit deterioration of investments; the ability of the Company’s insurance company subsidiaries to pay dividends or extend credit to the Company and certain of its intermediate holding company subsidiaries and/or finance subsidiaries; and effectiveness of product support and customer service. For further information of risks and uncertainties that could affect actual results, see the Company’s filings with the Securities and Exchange Commission, including information in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequently filed Form 10-Qs. Do not place undue reliance on the forward-looking statements in this press release, which speak only as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein.

DIGEST OF EARNINGS
(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007

Operating Revenue by Segment	$2,608.5	$2,656.3	$7,866.8	$7,915.8
Net Realized Investment Loss	(165.8)	(46.1)	(208.2)	(39.4)
Total Revenue	$2,442.7	$2,610.2	$7,658.6	$7,876.4

Operating Income by Segment	$325.6	$325.1	$979.7	$811.2
Net Realized Investment Loss	(165.8)	(46.1)	(208.2)	(39.4)
Income Tax	51.8	92.0	260.1	259.9
Income from Continuing Operations	108.0	187.0	511.4	511.9
Income from Discontinued Operations, Net of Tax	-	-	-	6.9
Net Income	$108.0	$187.0	$511.4	$518.8

PER SHARE INFORMATION
Assuming Dilution:
Income from Continuing Operations	$0.32	$0.52	$1.48	$1.44
Income from Discontinued Operations, Net of Tax	-	-	-	0.02
Net Income	$0.32	$0.52	$1.48	$1.46

Basic:
Income from Continuing Operations	$0.32	$0.52	$1.48	$1.46
Income from Discontinued Operations, Net of Tax	-	-	-	0.02
Net Income	$0.32	$0.52	$1.48	$1.48

Weighted Average Common Shares - Basic (000s)	337,236.4	359,741.2	344,440.3	350,665.9
Weighted Average Common Shares - Assuming Dilution (000s)	337,912.8	360,906.3	345,111.9	354,109.5

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30
	2008		2007
	(in millions)	per share (a)	(in millions)	per share (a)

After-tax Operating Income, As Adjusted	$216.9	$0.64	$217.0	$0.60
Net Realized Investment Losses, After Tax	(108.9)	(0.32)	(30.0)	(0.08)
Net Income	$108.0	$0.32	$187.0	$0.52

	As of September 30
	2008		2007
	(in millions)	per share	(in millions)	per share

Total Stockholders' Equity (Book Value)	$6,735.9	$20.22	$7,830.8	$21.70
Net Unrealized Gain (Loss) on Securities	(665.0)	(2.00)	346.6	0.96
Net Gain on Cash Flow Hedges	254.5	0.76	137.0	0.38
Total Stockholders' Equity, As Adjusted	$7,146.4	$21.46	$7,347.2	$20.36

(a) Assuming Dilution

CONTACT:
Unum Group
MEDIA
Jim Sabourin, 423-294-6300
or
INVESTORS
Thomas A. H. White, 423-294-8996
Madhavi Venkatesan, 423-294-1630